Washington Mutual Investors Fund
1101 Vermont Avenue, NW
Washington, DC 20005

Telephone (202) 842-5665

For period ending 01/31/10
File number 811-4653

77C.           The Board of Directors of the Washington Mutual Investors Fund presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the Washington Mutual Investors Fund are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Nariman Farvardin	1,376,325,620	40,418,809
Barbara Hackman Franklin	1,376,203,518	40,540,911
Mary Davis Holt	1,376,384,841	40,359,588
R. Clark Hooper	1,376,065,871	40,678,558
James H. Lemon, Jr.	1,376,128,400	40,616,029
Harry J. Lister	1,376,153,446	40,590,983
James C. Miller III	1,376,213,380	40,531,049
Donald L. Nickles	1,376,249,881	40,494,548
William J. Shaw	1,376,507,886	40,236,543
J. Knox Singleton	1,376,229,339	40,515,090
Jeffrey L. Steele	1,376,423,973	40,320,456
Lydia W. Thomas	1,376,341,139	40,403,290

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
1,130,569,203	33,042,826	253,132,400

Approval to update the fund’s fundamental investment policies:

a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding maintaining a fully invested portfolio
h.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	1,128,339,460	35,654,511	252,750,458
3b.	1,127,410,038	35,599,455	253,734,936
3c.	1,128,423,830	34,315,783	254,004,816
3d.	1,124,993,961	38,659,762	253,090,706
3e.	1,125,217,681	37,785,724	253,741,024
3f.	1,129,068,654	33,468,022	254,207,753
3g.	1,132,651,587	30,572,199	253,520,643
3h.	1,122,132,664	38,293,473	256,318,292

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
1,117,461,692	44,374,075	254,908,662

Approval of amendments to the fund’s Investment Advisory Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
1,120,982,127	39,441,873	256,320,429

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
1,115,479,634	45,119,960	256,144,835

Shareholder proposal regarding genocide-free investing:

Votes For	Votes Against	Votes Abstaining*
122,049,012	1,013,339,764	62,128,807

*Includes broker non-votes.